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                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                 SuperGen, Inc.
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             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


             Delaware                                         91-1841574
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    (STATE OF INCORPORATION)                          (IRS EMPLOYER I.D. NO.)

                Two Annabel Lane, Suite 220, San Ramon, CA 94583
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                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)


SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:  None

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

          Warrants to purchase Common Stock, $0.001 par value per share
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                                (TITLE OF CLASS)

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ITEM 1.    DESCRIPTION  OF REGISTRANT'S SECURITIES TO BE REGISTERED

                    Each Warrant to purchase Common Stock (the "Warrant") registered hereby entitles the holder to purchase shares of common stock, par value $0.001 per share of SuperGen, Inc. ("Common Stock") at a price of $18.18 per share. The Warrants are exercisable, in whole or in part, at any time prior to the first to occur of the following: (a) 5:00 P.M., Pacific Time, on August 12, 2001, or (b) the effective date of the consummation of any transaction or series of transactions (collectively, the "Transaction"), including without limitation, the sale, transfer or disposition of all or substantially all of the Registrant's assets or the merger of the Registrant with or into, or consolidation with, any other corporation, whereby the holders of the Registrant's voting securities prior to the Transaction do not hold more than fifty percent (50%) of the voting securities of the surviving entity following the consummation of the Transaction.

                    The Warrants will be issued in registered form under a Warrant Agreement (the "Warrant Agreement") between the Registrant and ChaseMellon Shareholder Services, L.L.C., as warrant agent. The shares of Common Stock underlying the Warrants, when issued upon exercise of the Warrants, will be fully paid and nonassessable.

                    The Warrants contain provisions that protect the holders against dilution by adjustment of the exercise price. Such adjustments will occur in certain events, such as stock splits, stock dividends, capital reorganizations or reclassifications and the like. The Registrant is not required to issue fractional shares upon exercise of a Warrant. The holder of a Warrant will not possess any rights as a stockholder until such holder exercises the Warrant.

                    The Registrant has agreed to use its best efforts to cause a registration statement to continue to be effective during the term of the Warrants with respect to sales under the Securities Act of 1933, and to take such action under the laws of various states as may be required to cause the sale of securities upon exercise to be lawful. The Registrant will not be required to honor the exercise of Warrants if the sale of securities upon such exercise would be unlawful.

                    The foregoing discussion of certain terms and provisions of the Warrants is qualified in its entirety by reference to the detailed provisions of the Warrant Agreement, the form of which is filed as an exhibit herein.

ITEM 2.    EXHIBITS

           The following exhibits are filed as a part of this registration statement:

           (a)    3.1.   Certificate of Incorporation of the Registrant.

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           (b)    3.2    Bylaws, as amended, of the Registrant.

           (b)    4.1    Specimen Common Stock Certificate.

           (c)    4.2    Form of Representative's Warrant.

           (c)    4.3    Form of Warrant Agreement (including form of Common
                         Stock Purchase Warrant).

                  4.4 Form of Warrant Agreement (including form of Common Stock Purchase Warrant).
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(a)      Incorporated by reference to the Registrant's Proxy Statement filed with the Securities and Exchange Commission on April 25, 1997.
(b) Incorporated by reference to the Registrant's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 1998.
(c) Incorporated by reference to the Registrant's Registration Statement on Form SB-2 (Reg. No. 333-476-LA) filed with the Securities and Exchange Commission on January 18, 1996.

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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                         SUPERGEN, INC.


                         By:   /s/ Dr. Joseph Rubinfeld
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                               Dr. Joseph Rubinfeld, Chief Executive Officer,
                               President, Chief Scientific Officer and Director

                         Date: August 12, 1999
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